Exhibit 99.1

Becker Professional Education Acquires ATC International

Acquisition expands Becker’s global reach in accounting field

DOWNERS GROVE, Ill. & LONDON--(BUSINESS WIRE)--May 4, 2011--Becker Professional Education, a global leader in professional education and a part of DeVry Inc. (NYSE:DV), today announced the acquisition of ATC International, a leading provider of professional accounting and finance training with centers in Central and Eastern Europe as well as Central Asia. ATC International provides training for professional designations such as ACCA (Association of Chartered Certified Accountants), CIMA (Chartered Institute of Management Accountants) and the Diploma in International Financial Reporting. The acquisition expands Becker’s global accounting training platform, allowing it to further leverage its extensive relationships with global accounting firms. Becker currently serves the Big 4 global accounting firms, and has relationships with 98 of the top 100 accounting firms in the US.

"This acquisition gives Becker a leading position to serve the 400,000 plus candidates for ACCA membership around the world and strategically complements our current market of 90,000 prospective US CPA candidates,” said John Roselli, president of Becker Professional Education. “ATC International has unrivalled experience in the markets they serve and we’ve seen firsthand the quality that they provide their students through our partnership with them. ATC International has high standing with ACCA that will help us better support candidates.”

Since the fall 2010, Becker and ATC International have operated a partnership which allowed ATC International to deliver Becker Professional Education courses and preparation materials to students in Central and Eastern Europe and Central Asia.

“We are excited to join the Becker family,” said Richard Glover, chief executive officer of ATC International. “Becker and ATC International share a similar culture and philosophy of preparing our students for exams that are essential for their success in a global business climate.”

About Becker Professional Education

Becker Professional Education, a part of DeVry Inc. (NYSE: DV), is a global leader in professional education serving the accounting, finance and project management professions. Nearly half a million professionals have advanced their careers through its CPA Exam Review, Review for the CFA® Exams, PMP® Exam Review and Continuing Professional Education courses. Throughout its more than 50 year history, Becker has earned a strong track record of student success through world-class teaching, curriculum and learning tools that enable its students to develop the knowledge and performance skills necessary to stay ahead in an ever-changing business world. For more about Becker Professional Education, please visit www.becker.com.

About ATC International

Established in 1993, ATC International is a provider of professional finance and accounting training, working in partnership with clients and students alike so they can acquire the skills and knowledge they need to succeed and develop in today’s business climate. Thousands of students have qualified as ACCA (Association of Chartered Certified Accountants) members through ATC International’s Platinum and Gold ALP training centres in Central and Eastern Europe, as well as in Central Asia. In addition, ATC International has helped many students become CIMA (Chartered Institute of Management Accountants) members, and many more professionals have benefitted from the company’s specialist expertise in International Financial Reporting Standards (IFRS). ATC International has been awarded ACCA Approved Learning Partner - content Gold Status for materials for the Diploma in International Financial Reporting (DipIFR) and also produces a full suite of material for the ACCA Professional Exams both of which are used by many colleges and students globally. For more information, please visit www.atc-global.com

CONTACT:
Media Contacts:
Becker Professional Education
Sue Burns, (630) 353-3652
sburns@becker.com
or
ATC International
George Wallace, +44 7740 101802
george.wallace@atc-global.com